Berenson LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Herborium Group, Inc. (formerly known as Herborium, Inc.) of our report dated February 16, 2006, relating to the consolidated balance sheets of Herborium, Inc. as of November 30, 2005 and 2004, and its related consolidated statements of operations, accumulated deficit and cash flows for the years ended November 30, 2005 and 2004, which report appears in the current report on Form 8-K dated September 9, 2006 of Herborium Group, Inc. (formerly known as Herborium, Inc.)

Berenson LLP

New York, NY
January 23, 2007

Berenson LLP, Certified Public Accountants 135 West 50th Street, New York, NY 10020 TEL 212.977.6800 FAX 212.245.3808 WEB berenson.com